As filed with the Securities and Exchange Commission on August 5, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CAI INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	93-3109229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900
San Francisco, California 94105
(Address of principal executive offices, including zip code)

CAI INTERNATIONAL, INC. 2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

Victor M. Garcia
President and Chief Executive Officer
CAI International, Inc.
Steuart Tower, 1 Market Plaza, Suite 900
San Francisco, California 94105
(415) 788-0100
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Edward J. Wes, Jr.
Sonny Allison
Perkins Coie LLP
3150 Porter Drive
Palo Alto, California 94304
(650) 838-4300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.0001 par value	200,000	$14.04	$2,808,000	$326.29

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the 2007 Equity Incentive Plan as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the registrant’s common stock as reported by the New York Stock Exchange on August 3, 2015.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)    The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 27, 2015, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b)    The registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, filed with the Commission on May 6, 2015 and August 5, 2015, respectively;

(c)    The registrant’s Current Reports on Form 8-K filed with the Commission on February 5, 2015, June 9, 2015, July 1, 2015 and July 30, 2015; and

(d)    The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission on March 28, 2007 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case or proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty; (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law; (3) unlawful payments of dividends, stock purchases or redemptions; or (4) transactions from which a director derives an improper personal benefit. The registrant’s certificate of incorporation contains such a provision.

The registrant’s bylaws, which incorporate Section 145 of the DGCL, provide that it will indemnify each director and officer against all claims and expenses resulting from the fact that such person was a director, officer, agent or employee of the registrant. A claimant is eligible for indemnification if the claimant (1) acted in good faith and in a manner that, in the claimant’s reasonable belief, was in or not opposed to the best interests of the registrant; or (2) in the case of a criminal proceeding, had no reasonable cause to believe the claimant’s conduct was unlawful. This determination will be made by the registrant’s disinterested directors, its stockholders or independent counsel in accordance with Section 145 of the DGCL.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The registrant has obtained liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

In addition, the registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify the registrant’s directors and some of its officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of the registrant or as a director or officer of any of its subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at the registrant’s request.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see signature page).

99.1	CAI International, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on June 9, 2015).

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 5, 2015.

CAI INTERNATIONAL, INC.

By:	/s/ Victor M. Garcia
Name:	Victor M. Garcia
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Victor Garcia and Timothy B. Page, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Victor M. Garcia	President, Chief Executive Officer and Director	August 5, 2015
Victor M. Garcia	(Principal Executive Officer)

/s/ Timothy B. Page	Chief Financial Officer	August 5, 2015
Timothy B. Page	(Principal Financial and Accounting Officer)

/s/ Hiromitsu Ogawa	Chairman of the Board	August 5, 2015
Hiromitsu Ogawa

/s/ Marvin Dennis	Director	August 5, 2015
Marvin Dennis

/s/ William W. Liebeck	Director	August 5, 2015
William W. Liebeck

/s/ Masaaki (John) Nishibori	Director	August 5, 2015
Masaaki (John) Nishibori

/s/ David G. Remington	Director	August 5, 2015
David G. Remington

/s/ Gary M. Sawka	Director	August 5, 2015
Gary M. Sawka

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the common stock being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see signature page).

99.1	CAI International, Inc. 2007 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed on June 9, 2015).